1.   Quality Automotive Company

     2.   Roinco Manufacturing, Inc.

     3.   RT Friction, Inc.

     4.   Ultra - Brake Corporation

     5.   Ultratech of South Florida, Inc.

     6.   U.S. Automotive Friction, Inc.

     7.   Verico, Inc.